                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No: 333-61429

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED SEPTEMBER 16, 1998)

                            6,000,000 HIGH TIDES(SM)

                           BUDGET GROUP CAPITAL TRUST

                                  6 1/4% Convertible Preferred Securities
                           Remarketable Term Income Deferrable Equity Securities
                                             (HIGH TIDES)(SM*)
                                  (liquidation amount $50 per HIGH TIDE)
                               guaranteed to the extent set forth herein by,
(BUDGET GROUP LOGO)            and convertible into Class A Common Stock of,

                               Budget Group, Inc.
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     This Prospectus Supplement No. 2 supplements and amends the Prospectus dated September 16, 1998, as amended by Prospectus Supplement No. 1 dated October 5, 1998 (as amended, the "Prospectus"), relating to the 6 1/4% Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)(SM) (the "HIGH TIDES"), which represent undivided preferred beneficial ownership interests in the assets of Budget Group Capital Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Budget Group, Inc., a Delaware corporation, issuable upon conversion of the HIGH TIDES.

     The table on pages 70 through 71 of the Prospectus which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of HIGH TIDES beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:

The deletion on page 70 of the Prospectus of:

  "Allstate Insurance Company:..............................    46,700"
and the substitution therefor of:
  "Allstate Insurance Company...............................    79,700"

The deletion on page 71 of the Prospectus of:

    "Any Other Holder of High Tides or Future Transferee from
      any such Holder...........................................   230,994"

and the substitution therefor of the following:

    "AAM/Zazove Institutional Income Fund, L.P. ................    15,000"
    "Amoco Corporation Master Trust.............................    12,750"
    "Hotel Union and Hotel Industry of Hawaii...................     4,175"
    "Jefferies and Company, Inc. ...............................        75"
    "Kapiolani Health...........................................       900"
    "Pepperdine University Pool A#1.............................     1,600"
    "Tracor, Inc. Employees Retirement Plan.....................     1,600"
    "Viacom Pension Plan Master Trust...........................       500"
    "Any Other Holder of High Tides or Future Transferee from
      any such Holder...........................................   161,394"

     The Prospectus, together with this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933 with respect to offers and sales of the HIGH TIDES and the Class A Common Stock issuable upon conversion of the HIGH TIDES.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 17, 1998.